   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ___________________
                              SUBJECT TO AMENDMENT
                                                      REGISTRATION NO. 333-59216
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            800 TRAVEL SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                      59-3343338
 (State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                       Identification No.)

                                                                                        PETER M. SONTAG, CEO
                     800 TRAVEL SYSTEMS, INC.                                         800 TRAVEL SYSTEMS, INC.
                        4802 GUNN HIGHWAY                                                 4802 GUNN HIGHWAY
                       TAMPA, FLORIDA 33624                                             TAMPA, FLORIDA 33624
                         (813)908-0404                                                      (813)908-0404
(Address, including zip code, and telephone number, including area  (Name, address, including zip code, and telephone number,
        code, of registrant's principal executive offices)                 including area code, of agent for service)

                                 With Copies to:
                            MARK A. CATCHUR, ESQUIRE
                           MICHAEL H. ROBBINS, ESQUIRE
                         SHUMAKER, LOOP & KENDRICK, LLP
                        101 E. KENNEDY BLVD., SUITE 2800
                              TAMPA, FLORIDA 33602
                                 (813) 229-7600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         PURSUANT TO RULE 429(A) OF THE SECURITIES ACT OF 1933, A COMBINED PROSPECTUS IS BEING USED IN THIS REGISTRATION STATEMENT, AND PURSUANT TO RULE 429(B) OF THE SECURITIES ACT OF 1933, THE EARLIER REGISTRATION STATEMENTS TO WHICH THE COMBINED PROSPECTUS RELATES ARE THE REGISTRANT'S POST-EFFECTIVE AMENDMENT FORM S-3 REGISTRATION STATEMENT FILED ON JULY 11, 2000 (REGISTRATION FILE NO. 333-28237) AND THE REGISTRANT'S FORM S-3 REGISTRATION STATEMENT FILED ON SEPTEMBER 8, 2000 (REGISTRATION FILE NO. 333-45488).


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                            800 TRAVEL SYSTEMS, INC.
                        3,891,000 Shares of Common Stock

         This prospectus concerns the issuance of our common stock upon the exercise of 3,319,800 outstanding redeemable common stock purchase warrants, 3,105,000 of which were originally sold in our initial public offering. Each warrant entitles the holder to buy one share of common stock at $6.25 per share during the five-year period beginning January 21, 1998. We will issue common stock to a warrant holder upon payment to us by such holder of the warrant exercise price. The amount of proceeds we will receive from such sales, if any, depends on how many of the warrants are exercised. If all of the warrants were exercised, we would receive approximately $20,600,000 before deducting expenses of the offering.


         The common stock and warrants are listed on the Boston Stock Exchange under the symbols "IFL" and "IFLW," respectively, and on the Nasdaq Small Cap Market under the symbols "IFLY" and "IFLYW," respectively. On September 7, 2001 the closing bid prices of the common stock and warrants were $0.69 and $0.11 respectively.


         This prospectus also covers the offering by selling security holders as follows:

         - by Jesse Shelmire of 105,300 shares of common stock issuable upon exercise of warrants which expire on December 31, 2002; and

         - by First London Securities Corporation of 257,950 shares of common stock issuable upon exercise of warrants which expire on December 31, 2003.


         The shares of common stock issuable upon exercise of the warrants held by the selling shareholders may be sold from time to time through arrangements made by the selling security holders. We will not receive any of the proceeds from the sale of the common stock issuable upon exercise of the warrants by the selling security holders. The selling security holders will sell the common stock acquired upon exercise of their warrants at the prevailing market price at the time of sale. We will not receive any of the proceeds form the sale of the common stock issuable upon exercise of the warrants by the selling security holders, however, we will receive the warrant exercise price from the selling security holders to the extent they exercise their warrants. See "Plan of Distribution."


         THESE ARE SPECULATIVE SECURITIES, AND AN INVESTMENT IN THE SECURITIES OFFERED UNDER THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS WHICH YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK DESCRIBED IN THE PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is __________, 2001


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

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement which we have filed with the Securities and Exchange Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission, and to which portions reference is made in this prospectus for further information with respect to us and the common stock offered in this prospectus. Statements contained in this prospectus concerning certain documents are not necessarily complete, and in each instance, reference is made to the copies of such documents filed as exhibits to the registration statement. Each such statement is qualified in its entirety by such reference.

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Our filings with the Securities and Exchange Commission are available over the Internet at their website at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities:

          Public Reference Room     Northeast Regional Office      Midwest Regional Office
          450 Fifth Street, N.W.      7 World Trade Center             Citicorp Center
                Room 1024                  Suite 1300              500 West Madison Street
         Washington, D. C. 20549    New York, New York 10048             Suite 1400
                                                                Chicago, Illinois 60661-2511

         You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges. Our Registration Statement on Form S-3 as well as any reports to be filed under the Securities Exchange Act of 1934 can also be obtained electronically after we have filed such documents with the Securities and Exchange Commission through a variety of databases, including among others, the Securities and Exchange Commission's Electronic Data Gathering, Analysis And Retrieval program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Under certain circumstances, we may "incorporate by reference" information included in a document we have filed with the Securities and Exchange Commission, which means that we can disclose information to you by referring you to that document. We consider the information incorporated by reference to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this prospectus. We incorporate by reference the documents listed below, as well as any documents that we may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

                  1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.


                  2. Our Quarterly Report on Form 10QSB for the quarter ended June 30, 2001 and our 10QSB/A for the quarter ended June 30, 2001.


                  3. Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001.

                  4. Our Definitive Proxy Statement relating to the Annual Meeting of Shareholders held on May 31, 2001.

                  5. Our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2001.

                  6. The description of securities to be registered contained in the registration statement filed with the Securities and Exchange Commission on the company's Form 8-A under the Exchange Act.

         You may obtain from us a copy of any or all of these documents, which have been or may be incorporated by reference into this prospectus, other than exhibits to such documents, at no cost, upon your written or oral request to us at the following address, facsimile number and telephone number: 800 Travel Systems, Inc., Attention: Investor Relations, 4802 Gunn Highway, Tampa, Florida 33624, phone: (813)908-0404, facsimile: (813) 908-0080.

                               PROSPECTUS SUMMARY

                                   THE COMPANY

         The terms "800 Travel Systems," "company," "we," "our," and "us" refer to 800 Travel Systems, Inc. and our wholly-owned subsidiary Prestige Travel Systems, Inc. We are a direct marketer of travel related services, focused primarily on providing leisure air, cruise and tour reservation services. We provide low-priced air and cruise line tickets for domestic and international leisure travel to our customers through our easy-to-remember, toll-free numbers, through our websites on the World Wide Web (at www.LowAirfare.com, www.CruiseBrokers.com and www. TourBrokers.com) and through our nationwide network of approximately 1,500 independent remote travel agents. A distinguishing feature of the www.LowAirfare.com website is its ability to connect live reservation agents directly with on-line travel consumers in an instant messaging format that allows consumers to book air travel, on-line, in real time. We operate two reservation centers, one in Tampa, Florida and the other in San Diego, California seven days a week throughout the year.

         Our principal executive office is located at 4802 Gunn Highway, Tampa, Florida 33624 and our telephone number is (813) 908-0404.

                                 USE OF PROCEEDS

         To the extent any of the publicly-traded warrants are exercised, we would receive $6.25 per share for each share issued. To date, there have only been 60,200 shares issued to warrant holders upon the exercise of their warrants resulting in proceeds to us of $376,250. We have not received any indications that the remaining warrant holders wish to exercise their warrants. There can be no assurance that warrant holders will choose to exercise all or any of the warrants in the future. In the event that all of the warrants were to be exercised, the net proceeds to us upon such exercise, would be used for working capital to finance our growth, salaries and general corporate purposes. See "Use of Proceeds" on page 21.

                            SELLING SECURITY HOLDERS

         This prospectus also covers the offering by the selling security holders of 363,250 shares of common stock issuable upon the exercise of 363,250 warrants. See "Selling Security Holders" on page 22.

                                  RISK FACTORS

         You should consider the material risk factors involved in connection with an investment in the common stock and the impact to you from various events which could adversely affect the company's business. See "Risk Factors" on page 5.

                                  RISK FACTORS

         Investors should carefully consider the following risk factors, in addition to the other information concerning the factors affecting forward-looking statements. Each of these risk factors could adversely affect our business, operating results and financial condition as well as adversely affect the value of an investment in 800 Travel Systems. You should be able to bear a complete loss of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND A HISTORY OF LOSSES. OUR FUTURE OPERATING RESULTS MAY NOT BE PROFITABLE.


         We have been operating for less than four years as a public company and during that time we have generated a significant accumulated operating loss of $6,970,831. There can be no assurance that we will be able to operate profitably, particularly if we seek to expand through acquisitions or the addition of new Internet services. We only recently initiated our online operations within the past two years and, accordingly, our prospects in this field must be considered in light of the difficulties encountered in any new business. These risks include our failure to:


         - attract additional travel suppliers and consumers to our service;

         -        maintain and enhance our brand;

         -        expand our service offerings;

         - operate, expand and develop our operations and systems efficiently;

         -        maintain adequate control of our expenses;

         -        raise additional capital ;

         -        attract and retain qualified personnel;

         -        respond to technological changes;

         -        respond to competitive market conditions;

         -        operate at a profit; and

         -        protect and secure our intellectual property rights.

OUR LOSSES AND NEGATIVE CASH FLOWS MAY CONTINUE.


         We have incurred net losses and negative cash flows on both an annual and interim basis. For the twelve and six month periods ended December 31, 2000 and June 30, 2001, we had a net loss of $1,916,197 and $1,649,941 respectively. For the twelve month period ended December 31, 2000, we had a net decrease in cash of $911,894. For the six months period ended June 30, 2001, we had a net decrease in cash of $270,446. We may continue to incur net losses for the foreseeable future and we cannot assure you that we will ever achieve, or if achieved, sustain profitability or generate positive operating cash flow. Our operating expenses may continue to grow despite our cost reduction efforts. As a result, we will need to increase our revenues to become profitable. If our revenues do not grow as expected, or if increases in our expenses are not in line with our plans, there could be a material adverse effect on our business, operating results and financial condition.


IF WE DEFAULT ON OUR DEBT, OUR CREDITORS COULD FORECLOSE ON OUR ASSETS.


         Our outstanding indebtedness under our term note as of June 30, 2001 was approximately $1.7 million. As a result of our recent performance at June 30, 2001, we did not currently meet the covenants to maintain tangible net worth of not less than $1.4 million and the covenant to not permit our ratio of total liabilities to tangible net worth to be more than 2.5. Although we obtained a waiver of these covenants for the three month period ending June 30, 2001 which continues through September 30, 2001, there can be no assurance that we will be able to obtain a satisfactory waiver of future covenant violations or an amendment to our term note. To the extent we are unable to obtain a waiver or amendment the lender can pursue its available remedies against us which could have a material adverse affect on our business and operations. If an event of default such as a covenants violation shall have occurred and be continuing in the term note then lender at its option may:

         -        declare the liabilities of us from lender due and payable;

         - increase the interest rate which accrues on the unpaid principal of the term note, subject to legal limits, to a rate per annum of up to the prime rate plus 8%;

         -        reduce any claim to judgment; and/or

         - pursue and enforce any of lenders rights and remedies at law or under any agreement.

         Our accounts receivable to Sabre are pledged to secure this indebtedness. We are bound by ordinary and customary negative and affirmative covenants including financial covenants in our term note as follows:

Negative Covenants - We shall not without the lender's written consent:

         - create, incur, assume or guarantee any indebtedness except under limited circumstances;

         - liquidate, dissolve or reorganize; or make any other substantial change in our capitalization or business;

         - pay any dividends on any of our outstanding stock or purchase, redeem or repurchase any of our stock;

         -        sell all or a substantial part of our assets;

         - purchase or acquire, directly or indirectly, any promissory notes, stock or securities of any other person, firm or corporation, that would result in lowering our transferable net worth below $1.4 million; and

         -        permit any change in our Chief Executive Officer.

Affirmative Covenants - We shall:

         -        Promptly pay our obligations under the term note;

         - Promptly perform our obligations under our agreements with lender;

         - Conduct our business in an orderly and efficient manner consistent with good business practices and in accordance with regulations and laws and in accordance with customary industry standards;

         - Maintain complete and accurate books and records in accordance with GAAP and provide lender with reasonable access to such books and records;

         - Promptly notify lender of (i) any material adverse changes in our business or financial condition, (ii) any default by us of any material agreement, (iii) any adverse claim against or affecting us, (iv) any litigation or claim or controversy which may, if an unfavorable outcome occurs, have an adverse affect on our business, and (v) any condition or event constituting an event of default;

         - Promptly pay all lawful claims, unless being contested in good faith;

         -        Maintain insurance;

         - Preserve and maintain all licenses privileges, franchises, certificates and the like necessary for the operation of our business;

         -        Provide quarterly and annual financial statements to lender;

         - Not mortgage assign, encumber, or grant a security interests in any of the collateral securing the term note.

Financial Covenants - We shall not at anytime:

         - permit the ratio of our current assets to our current liabilities to be less than 1.0;

         -        permit our tangible net worth to be less than $1.4 million;

         - permit the ratio of our total liabilities to tangible net worth to be more than 2.5.

         As a result of our inability to meet the aforementioned financial covenants in our term note, our lender could foreclose on its security interest in our assets, which would have a material adverse effect on our business, financial condition and results of operations.


WE HAVE LIMITED CAPITAL RESOURCES AND MAY NOT BE ABLE TO OBTAIN FUTURE CAPITAL WHEN NEEDED.


         We expect to increase sales volumes by expanding our business with both our Internet initiatives as well as our traditional "bricks and mortar" call center operations. There can be no assurance that our revenues will increase as a result of our marketing efforts and initiatives or even continue at their current levels. As we seek to expend resources to expand our operations in the expectation of generating increases in revenues, it is possible that we would continue to incur losses and negative cash flow. We have limited capital resources and it is likely that we will require additional capital to meet our future capital requirements. There is no assurance that such capital will be available to us or, if available, be on terms acceptable to us. To the extent we are unable to raise additional capital and our operating losses continue we will need to take actions to reduce our costs of operations, which may adversely impact future revenue, employee morale, customer relations and other aspects of our business. An increase in capital resulting from a capital raising transaction under adverse business circumstances could result in substantial dilution to existing holders of our common stock and adversely impact our stock price.


WE ARE DEPENDENT ON THE SABRE SYSTEM.

         Our ability to quote air travel ticket prices, make reservations and sell tickets is dependent upon our contractual right to use, and the performance of, the Sabre electronic travel reservation system. In December 2000, we entered into a five-year agreement with Sabre, Inc. to lease the Sabre system in our Tampa and San Diego reservation centers and to allow our customers to access Sabre's reservation system through our website. If the Sabre system were to cease functioning, or if we were to lose our contractual right to use the Sabre system through our inability to renew the agreement, upon expiration thereof or through a default by us or other termination event under the agreement during the term thereof, we would not be able to conduct operations until a replacement system was installed and became operational. Only a very limited number of companies provide reservation systems to the travel agency industry. There can be no assurance that a replacement system could be obtained on comparable terms or if obtained, installed in time to continue operations.

         During any interruption in the operation of Sabre, we would lose our ability to generate revenue while continuing to incur significant costs. Other travel agencies using other travel reservation systems would not be subject to such interruption of their operations, and we may lose market share to such competitors. Upon the interruption of the operation of the Sabre system, we could decide to commence operations with another travel reservation system. Substantial expenses could be required for acquiring the right to use a new system and retraining reservation agents. In addition, any impairment of the Sabre system which does not cause us to cease operations could, nevertheless, adversely affect the quality of our services, resulting in lost revenues or market share and could require us to subscribe to a different travel reservation system. We do not currently have the capital resources to sustain our business if there was a termination of our use of the Sabre system without a competitive system being immediately available and implemented.


A WRITE-OFF OF INTANGIBLE ASSETS WOULD ADVERSELY AFFECT OUR RESULTS OF
OPERATIONS.


         At June 30, 2001, intangible assets represented approximately 53% of total assets. These intangible assets are generally amortized on a straight-line basis over an expected useful life of from 15 to 25 years, with approximately 50% and 3% of total assets being amortized over 25 and 15 years respectively. If, in the future, we determine that our unamortized intangible assets have suffered an impairment which requires us to write off a large portion of unamortized intangible assets due to a change in events or circumstances, this write-off would significantly reduce our total assets and result in a substantial charge to our earnings. To the extent that we write off a large portion of our intangible assets, our listing on the Nasdaq SmallCap Market may be adversely affected.

OUR REVENUES ARE UNPREDICTABLE AND ARE SUBJECT TO FLUCTUATION.

         As a result of our limited operating history and the recent addition of our online operations, we are unable to accurately forecast our revenues. Our current and future expense levels are based on our operating plans and estimates of future revenues and are subject to increase as we implement our strategy. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on our business, operating results and financial condition. Further, if we should substantially increase our operating expenses to offer expanded services, to increase sales and marketing or to develop our technology and transaction processing systems, and such expenses are not subsequently followed by increased revenues, our operating performance and results would be adversely effected and if sustained could have a material adverse effect on our business. To the extent we implement cost reduction efforts to align our costs with revenue, our revenue could be adversely affected.

         We will experience seasonality in our business, reflecting seasonal fluctuations in the travel industry. Seasonality in the travel industry is likely to cause quarterly fluctuations in our operating results and could have a material adverse effect on our business, operating results and financial condition.

WE MAY NOT BE ABLE TO SUCCESSFULLY GROW OR OPERATE OUR BUSINESS.

         Our business may decline, may not grow or may grow more slowly than expected. There can be no assurance that we will be able to grow or effectively operate our business. To the extent we are unable to achieve growth in our business we may continue to incur losses. We cannot assure you that we will be successful or make progress in the growth and operation of our business. Our success will depend in large part on widespread market acceptance of the Internet as a vehicle for the buying of airline tickets and other travel related products and services as well as the diversified use of our call center operations. Consumers have historically purchased airline tickets and other travel related products and services using traditional commercial channels, such as local travel agents and calling airlines directly. In order for our business to grow consumers must instead purchase these products through our website or through our call center operations. Our future operations and growth, if any, will depend on critical factors including but not limited to:

         - The growth of the Internet as a tool used in the process of buying airline tickets and other travel related products and services;

         - Our ability to successfully and cost effectively market our services to a sufficiently large number of people and thereby attract new and repeat customers;

         - Our ability to consistently deliver high quality and fast and convenient service at competitive prices;

         - Our ability to obtain business from consumers who use our website or call centers for route pricing and other travel information and then choose to purchase airline tickets or make other reservations directly from travel suppliers or other travel agencies;

         - The continued development of the online market at a steady rate;

         -        Our services achieving widespread market acceptance;

         -        The market for our call center services continuing to develop;

         - A significant increase by consumers in their use of the Internet as a tool in the process of buying airline tickets and other travel related products and services;

         - A decrease by customers that opt to use services of our competitors that may be more attractive to consumers or easier to use;

         - Our ability to maintain and increase our customer base with airline carriers offering Internet services directly;

         - Our ability to continue to make substantial investments in technology to improve or maintain our services;

         -        Our ability to amend and/or waive our term note;

         - Our ability to enter into agreements with third parties for the use of our call center as a fulfillment operation; and

         -        Our ability to raise capital.


OUR REVENUES MAY BE ADVERSELY AFFECTED BY DECLINES IN OR ELIMINATION OF COMMISSIONS PAID BY AIRLINES.


         A substantial majority of our revenues depends on the commissions paid by airlines for bookings made through our call centers and through our online travel service. Generally, we do not have long-term written commission agreements with most of the airlines. As is standard practice in the travel industry, we rely on informal arrangements for the payment of commissions which applies to all travel agencies. Travel suppliers are not obligated to pay any specified commission rate for customer bookings made online through our websites. We cannot assure you that airlines, hotel chains or other travel suppliers will not reduce current industry commission rates or eliminate commissions entirely, either of which could reduce or substantially eliminate our revenues. For example, in 1995, most of the major airlines placed a cap on per-ticket commissions payable to all travel agencies for domestic airline travel. In September 1997, the major United States airlines reduced the commission rate payable to traditional travel agencies from 10% to 8%. In addition, since 1998, many airlines have implemented a commission cap of $10.00 for domestic online round-trip ticket sales. In October 1999, the major airlines announced reductions in the commissions they will pay traditional travel agents from approximately 8% to 5% and subject to a cap of $50.00 for domestic round trip ticket sales. In August 2001, American and Northwest airlines announced the implementation of caps in commissions paid to U.S. based travel agents of $10.00 for a one way ticket and $20.00 for a round trip flight. Because a high percentage of our business relates to airline ticket sales, a further reduction in airline ticket commissions could reduce our revenues. We anticipate continued downward pressure on airline commission rates. Such reductions and future reductions, if any, could have a material adverse effect on our operations. To the extent commissions are reduced to a level beyond which we can operate or commissions are eliminated we would need to close our operations.

         We may not be paid commissions by airlines for online agent assisted bookings on our website. We have invested substantial amounts in the development and ongoing maintenance of the online agent-assisted booking capabilities which accounted for approximately 10% and 13% of our revenue for the twelve months ended December 31, 2000 and the six months ended June 30, 2001 respectively. To the extent we are not able to generate any commissions from online agent-assisted bookings we may have to write off the assets related to this capability. To the extent commissions paid for online agent-assisted bookings are reduced to the point that it is not cost beneficial to maintain the service we would have to cease providing it. We also may not be able to impose service charges for our Internet services, which could adversely affect our future online revenues. In October 1999, the major United States airlines reduced the commission rate payable for online reservations from 8% to 5%. In February 2001, Northwest Airlines and its alliance partner KLM Royal Dutch Airline announced that effective March 1, 2001 they would eliminate the commissions on US/Canada point of sale travel booked through the Internet.


IF WE ARE UNABLE TO INTRODUCE AND SELL NEW PRODUCTS AND SERVICES, OUR BUSINESS COULD BE ADVERSELY EFFECTED.

         We need to broaden the range of travel products and services and increase the availability of products and services that we offer in order to enhance our customer service and increase our revenue. We will need to incur substantial expenses and use significant resources in order to expand the range of products and services that we offer. We may not have the financial or capital resources available to us in order to expand our range of products and services or maintain the services. We may not be able to attract sufficient travel suppliers and other participants to provide desired products and services to our consumers. In addition, consumers may find that delivery through our service is less attractive than other alternatives available. If we launch new products and services and they are not favorably received by consumers, our reputation, business and the value of our brands could be adversely effected.

         Our relationships with consumers and travel suppliers are mutually dependent since consumers will not use a service that does not offer a broad range of travel services. Similarly, travel suppliers will not use a service unless consumers actively make travel purchases through it. We cannot predict whether we will be successful in expanding the range of products and services that we offer. If we are unable to expand successfully, this could also adversely effect our business.

WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         We may receive in the future, notice of claims of infringement of other parties' proprietary rights. Infringement or other claims could be asserted or prosecuted against us in the future and it is possible that past or future assertions or prosecutions could harm our business. Any such claims, with or without merit, could be time consuming, resulting in costly litigation and diversion of technical and management personnel, cause delays in the development and release of new products or services, or require us to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, or at all. For these reasons, infringement claims could harm our business.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR BRANDS AND OUR BUSINESS.

         We rely on a combination of trademark and copyright law and trademark protection. Despite our efforts, we cannot be sure that we will be able to secure our rights with respect to intellectual property or prevent misappropriation of our intellectual property. It is possible that litigation, in addition to the litigation between us and various third parties with respect to the online agent interactive software development and maintenance, may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation and any future litigation could result in substantial costs and diversion of our resources away from the operation of our business and the loss of our ability to use certain intellectual property. Our online agent interactive software enables approximately 13% of our revenue to be generated. As a result of our litigation concerning our rights and use of the online agent interactive software we may have to incur additional costs for maintenance which in turn may make its use cost prohibitive to us. If we cease to use the online agent interactive software our revenue would decline.


WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE AND OPERATE OUR NEW CRUISE BUSINESS.

         We recently acquired Prestige Travel Systems in order to add cruise services to our service mix. We may not be able to successfully operate or integrate the cruise operation into our existing business. Integration of the cruise business may take longer and cost more than we anticipated.



WE MAY BE UNABLE TO DEVELOP NEW RELATIONSHIPS WITH STRATEGIC PARTNERS AND MAINTAIN OUR EXISTING RELATIONSHIPS.


         Our business depends on establishing and maintaining relationships with airlines, Sabre and others. As a result of our agreements to sell discounted tickets with airlines directly, as well as other ticket suppliers, we are able to charge our customers a service charge, while still offering low-priced tickets. We cannot assure you that we will be able to establish new relationships, maintain existing relationships, charge service charges or offer low-priced tickets. If we fail to establish or maintain these relationships, it could adversely affect our business.


         Our business model relies on relationships with travel suppliers, and it would be negatively affected by adverse changes in these relationships. We depend on travel suppliers to enable us to offer our customers comprehensive access to travel services and products. It is possible that travel suppliers may choose not to make their inventory of services, discounts and products available to us or through our online distribution. Travel suppliers could elect to sell exclusively through other sales and distribution channels or to restrict our access to their inventory, either of which could significantly decrease the amount or breadth of our available travel offerings. Of particular note is the airline direct-distribution website, which is currently named "Orbitz." Orbitz was launched in June 2001 and is reportedly owned by American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines and United Air Lines. Forester Research reports that Orbitz is the only website for consumers to find unpublished special fares on these and at least 23 other airlines. If a substantial number of our airline suppliers collectively agree or choose to restrict their special fares solely to Orbitz, such action may have a material adverse affect on our business. Adverse changes in any of these relationships, whether due to Orbitz or otherwise, could reduce the amount of travel services which we are able to offer through our websites.


WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH A VARIETY OF COMPANIES WITH RESPECT TO EACH PRODUCT OR SERVICE WE OFFER.

         We cannot assure you that our online operations will compete successfully with any current or future competitors. To the extent our competitors experience adverse effects on their businesses, we may also be impacted and our stock price may decline. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, operating results and financial condition. Our competitors include:

         - Internet travel agents such as Travelocity, Expedia and American Express Interactive, Inc.;


         - local, regional, national and international traditional travel agencies;

         - consolidators and wholesalers of airline tickets, hotels and other travel products, including online consolidators such as Cheaptickets.com and Priceline.com and online wholesalers such as Hotel Reservations Network, Inc.;

         - airlines, hotels, rental car companies, cruise operators and other travel service providers, whether working individually or collectively, some of which are suppliers to our websites;

         -        operators of travel industry reservation databases; and

         -        airlines direct website distribution known as Orbitz.


         In addition to the traditional travel agency channel, many travel suppliers also offer their travel services as well as third-party travel services directly through their own websites. These travel suppliers include many suppliers with which we do business. In particular, five airline suppliers, American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines and United Air Lines, have launched a direct-distribution website, currently named "Orbitz," in June 2001. Forester Research reports that Orbitz is the only website for consumers to find unpublished weekly special fares on at least 23 other airlines. Suppliers also sell their own services directly to consumers, predominantly by telephone. As the market for online travel services grows, we believe that travel suppliers, traditional travel agencies, travel industry information providers and other companies will increase their efforts to develop services that compete with our services by selling inventory from a wide variety of suppliers.


Many of our current competitors have:

         -        longer operating histories;

         -        larger customer bases;

         -        greater brand recognition;

         -        higher amounts of user traffic;

         - significantly greater financial, technical, marketing and other resources; and

         - the ability to enter into strategic or commercial relationships with larger, more established and well-financed companies.


         Because of the foregoing our competitors may be able to secure services and products from travel suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to website and systems development than us. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. In particular, Microsoft Corporation has publicly announced its intent to continue to invest heavily in the area of travel technology and services. Increased competition may result in reduced operating margins, loss of market share and brand recognition.


         Our sales affiliates and employees are generally not subject to non-competition agreements. In addition, our business model does not involve the use of a large amount of proprietary information. As a result, we are subject to the risk that our sales affiliates or employees may leave us and may work for competitors or may start competing businesses. For example, Cheaptickets recently announced its intention to open up a call center in Tampa, Florida and has begun to advertise for employees to staff its center. The emergence of these enterprises would further increase the level of competition in our market and could harm our growth and financial performance.

         We compete against the airlines, other online travel websites, including those of airline carriers. We also compete with other travel agents who use traditional methods to market airline tickets, including yellow pages, classified ads, travel brochures and other media advertising. While the market for buying airline tickets and other travel related products and services on the Internet is relatively new and rapidly evolving, it is already competitive and characterized by entrants that may develop services similar to ours. In addition, there are relatively low barriers to entry to our business. We do not have patents that would preclude or inhibit competitors from entering the market.


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

Moreover, due to the low cost of entering the market, competition may intensify and increase in the future. This competition may limit our ability to grow or become profitable or result in a loss of market share.


DECLINES OR DISRUPTIONS IN THE TRAVEL INDUSTRY COULD REDUCE OUR REVENUES.


         We rely on the health and growth of the travel industry. Travel is highly sensitive to business and personal discretionary spending levels, and thus tends to decline during general economic downturns. In addition, other adverse trends or events that tend to reduce travel are likely to reduce our revenues. These may include:

         - price escalation in the airline industry or other travel-related industries;

         -        increased occurrence of travel-related accidents;

         -        airline or other travel-related strikes;

         -        political instability;

         -        regional hostilities and terrorism; and

         -        bad weather.


         Developments in the airline industry may result in a decrease in the price of tickets or number of tickets we sell. Consolidation of airline carriers could adversely impact ticket prices, the available discounts on tickets as well as commission rates. Concerns about passenger safety or strikes may result in a decrease in passenger air travel and a consequent decrease in the number of tickets we sell. These events are not within our control. There can be no assurance that these events or developments will not occur. Should these events occur our business could be adversely affected and our revenues and earnings could decline. Airlines offering similar online booking services that compete with our agent-assisted booking system could also adversely affect our business.

         For example, the September 11, 2001 terrorist attacks upon, and toppling of, the World Trade Center towers in New York City and the Pentagon in Washington D.C., through the use of hijacked airliners, may severely and adversely impact the airline industry. As a result of such attack, our revenue and operations may be materially adversely affected. To the extent federal regulators have shut down air travel for several days and may impose revisions to airport and airline operations or continue to limit operations in major cities our business and operations may be adversely affected. To the extent airlines are not able to resume full operations quickly our business and operations would be adversely affected. Should the American public substantially curtail, limit or cancel travel activities following the terrorist attack, we may have to, in turn, reduce our operations commensurate with the lower demand which may have a material adverse affect on our business and operations.


WE MAY BE UNABLE TO RECRUIT AND RETAIN THE PERSONNEL WE NEED TO SUCCEED.

         We may be unable to retain our key employees and consultants and key sales agents or attract, assimilate or retain other highly qualified employees and sales agents in the future. Our future success depends on our ability to attract, retain and motivate highly skilled employees and sales agents. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, it may be difficult for us to manage our business and meet our objectives. The labor market is currently very tight and it is difficult to find qualified and capable individuals willing to work as selling agents. We may be unable to attract and retain selling agents to handle the volume of business we generate and calls and Internet inquiries may go unanswered. We may experience significant turnover and incur higher training and recruitment costs. If we are unable to hire and retain selling agents our costs may increase, our revenues decline and business may be adversely affected.

REGULATORY CHANGES MAY IMPACT ON OUR BUSINESS.

         The laws and regulations applicable to the travel industry affect us and our travel suppliers. We must comply with laws and regulations relating to the sale of travel services, including those prohibiting unfair and deceptive practices and those requiring us to register as a seller of travel, comply with disclosure requirements and participate in state restitution funds. In addition, many of our travel suppliers and computer reservation systems providers are heavily regulated by the United States and other governments. Our services are indirectly affected by regulatory and legal uncertainties affecting the businesses of our travel suppliers and computer reservation systems providers. For example, to the extent federal regulators take action to regulate the number of flights scheduled for arrival and departure at similar times to alleviate delays and bottlenecks at airports, and to reduce and control air traffic at peak times, the airlines may incur greater costs to operate. In turn, the airlines could attempt to recover their costs by reducing commissions or passing those costs on the consumer in the form of higher ticket prices. Reductions in commissions could result in a decrease in our revenue. Higher ticket prices could result in less leisure travel which in turn could negatively impact our revenue.


         We must comply with laws and regulations applicable to online commerce. There is currently uncertainty about whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. It is possible that laws and regulations may be applied to us or adopted to address these issues which could adversely affect our online operations. New laws or different applications of existing laws would likely impose additional burdens on our online business and may result in a decrease in or elimination of the commercial online services we offer. This could in turn decrease the products and services we offer or increase our cost of operations.


         For example, Federal legislation imposing limitations on the ability of states to tax Internet-based sales was enacted in 1998. The Internet Tax Freedom Act, as this legislation is generally known, exempts specific types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through October 21, 2001. It is possible that this legislation will not be renewed when it terminates in October 2001. Failure to renew this legislation could allow state and local governments to impose taxes on Internet-based sales, and these taxes could decrease the demand for our products and services or increase the costs of our online operations.

WE MAY BE UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES WHICH MAY RENDER OUR TECHNOLOGY OBSOLETE OR DECREASE THE COMPETITIVENESS OF OUR SERVICES.


         Due to our limited capital resources we may not be able to keep up with rapid technological changes. Technological changes may render our online agent interactive capabilities obsolete. To the extent we are unable to continue to invest in improving our systems, including the online agent interactive capabilities, or such investments fail to produce additional revenue, it could have a material adverse effect on our business, financial condition and results of operation. To remain competitive in the online travel industry, we must continue to enhance and improve the functionality and features of our websites. The Internet and the online commerce industry are rapidly changing. In particular, the online travel industry is characterized by increasingly complex systems and infrastructures. If competitors introduce new services embodying new technologies, or if new industry standards and practices emerge, our existing websites and proprietary technology and systems may become obsolete. In addition, we may be unable to access, acquire or license new technology. To the extent we have capitalized costs with respect to technological developments that have been rendered obsolete we may have to write off those costs, which may adversely affect our financial results, covenant obligations on our term note and our ability to raise future capital. Our future success will depend on our ability to do the following:


         -        enhance our existing services;

         - develop and license new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers and suppliers; and

         - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.


         Developing our websites and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our websites, transaction-processing systems and network infrastructure to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our customers and suppliers may forego the use of our services and use those of our competitors, which may result in lower revenue to us. Our costs may increase as a result of our efforts to acquire, develop or license new technology. We may be required to invest significantly in improving our systems at a time when our capital resources are limited or otherwise unavailable to us.

OUR ABILITY TO GENERATE ONLINE BUSINESS DEPENDS ON CONTINUED GROWTH OF ONLINE COMMERCE.

                  Our ability to generate business through our websites depends on continued growth in the use of the Internet and in the acceptance and volume of commerce transactions on the Internet. The rapid growth in the use of the Internet and online services is a recent phenomenon. This growth may not continue. A sufficiently broad base of consumers may not accept, or continue to use, the Internet as a medium of commerce. We cannot assure you that the number of Internet users will continue to grow in general or with respect to our sites or that commerce over the Internet will become more widespread or that our sales will grow at a comparable rate. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable commercial marketplace for a number of reasons including but not limited to:


         -        the lack of acceptable security technologies;

         -        the lack of access and ease of use;


         -        congestion of traffic;


         - inconsistent quality of service and the lack of availability of cost effective, high speed service;

         - potentially inadequate development of the necessary infrastructure;

         -        governmental regulation and/or taxation;

         - uncertainty regarding intellectual property ownership or the enforcement of intellectual property rights; and

         -        hackers and viruses adversely impacting systems.


WE MAY BE UNABLE TO PLAN OR MANAGE OUR ONLINE OPERATIONS AND GROWTH EFFECTIVELY.

                  Our online growth to date has placed, and our anticipated future online operations will continue to place, a significant strain on our management, systems and capital resources. A failure to plan, implement and integrate these systems successfully could adversely affect our online business. To the extent we experience growth in our online business we will need to increase the scope of our online operations and the size of our online workforce. In addition to needing to train and manage our online workforce, we will need to continue to improve and develop our financial and managerial controls and our reporting systems and procedures. To the extent capital resources are not available to us to support our online operations or our online operations do not contribute positively to our operating performance we would need to limit or cease our online operations. In addition, we cannot assure you:

         - the Internet will support increasing use or will prove to be a viable commercial marketplace;

         - we will be able to effectively manage our existing online operations and supporting systems;

         - we will be able to develop and maintain the infrastructure required to handle existing Internet traffic and any increased traffic;

         - we will be able to provide reliable network backbone with the necessary speed, data capacity and security and the timely development of complementary products for providing reliable Internet access and services;

         - major online service providers and the Internet itself will not experience outages and other delays as a result of software and hardware failures, viruses and could face outages and delays in the future;

         - outages and delays will not adversely affect the level of Internet usage and the processing of transactions on our websites;

         - the Internet will not lose its viability because of delays in the development or adoption of new standards to handle increased levels of activity or of increased government regulation; or

         - that we will not be required to incur substantial costs or that sufficient capital will be available to us to meet these costs.



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

WE MAY BE UNABLE TO MAINTAIN OUR WORLD WIDE WEB DOMAIN NAMES, WHICH MAY CAUSE CONFUSION AMONG WORLD WIDE WEB USERS AND DECREASE THE VALUE OF OUR BRAND NAME.


                  We currently hold World Wide Web domain names relating to our brand. Currently, the acquisition and maintenance of domain names is regulated by governmental agencies and their designees. The regulation of domain names in the U.S. and in foreign countries is expected to change in the near future. As a result, we may not be able to maintain our domain names. These changes could include the introduction of additional top level domains, which could cause confusion among World Wide Web users trying to locate our sites. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are substantially similar to ours which could result in confusion by our customers and the loss of business. The acquisition of similar domain names by third parties could cause confusion among World Wide Web users attempting to locate our site and could decrease the value of our brand name and the use of our sites.


WE MAY BE UNABLE TO ATTRACT AND EXPAND OUR ONLINE TRAFFIC.

                  We believe that establishing, maintaining and enhancing our websites is a critical aspect of our efforts to attract and expand our online traffic. The number of Internet sites that offer competing services increases the importance of establishing and maintaining brand recognition. Many of these Internet sites already have well-established brands in online services or the travel industry generally. Promotion of our websites will depend largely on our success in providing a high-quality online experience supported by a high level of customer service. In addition, to the extent capital resources are not available to us, we may not be able to increase our spending on marketing and advertising with the intention of expanding the recognition of our websites to attract and retain online users and to respond to competitive pressures. We cannot assure you that these resources will be available or, if available, be effective to promote our brands or that our marketing efforts generally will achieve our goals. To the extent we are unable to attract new customers or expand our online traffic, our revenues and stock price may decline.

A FAILURE IN THE PERFORMANCE OF OUR WEBSITE HOSTING FACILITY SYSTEMS COULD HARM OUR BUSINESS AND REPUTATION.


                  To the extent our Internet service is disrupted, discontinued or the performance is impaired, our business and operations could be adversely affected. Any system failure, including network, software or hardware failure, that causes an interruption in the delivery of our websites or a decrease in responsiveness of our websites' service could result in reduced revenue, to us, which in turn could be harmful to our reputation and brands. We depend upon a third party Internet service provider to host and maintain our websites. Our Internet service provider does not guarantee that our Internet access will be uninterrupted, error free or secure. Our insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our service. Our website servers must be able to accommodate a high volume of traffic and we may in the future experience slower response times for a variety of reasons. If we are unable to add additional software and hardware to accommodate increased demand, this could cause unanticipated system disruptions and result in slower response times. The costs associated with accommodating such increased demand may exceed the revenues the increased demand may generate. Ticket buyers may become dissatisfied by any system failure that interrupts our ability to provide access or results in slower response time and thereby not return to our sites.

                  Any reduction in performance, disruption in the Internet access or discontinuation of services provided by our Internet service provider, Sabre, Verizon and AT&T, or other telecommunications and software services provider, or any disruption in our ability to access the Sabre systems or our systems and software currently maintained by third parties, could have a material adverse effect on our business, operating results and financial condition.

         We cannot assure you that:

         - our transaction processing systems and network infrastructure will be able to accommodate increases in traffic in the future;

         - we will, in general, be able to accurately project the rate or timing of such increases or upgrade our systems and infrastructure to accommodate future traffic levels on our online sites;

         - we will be able in a timely manner to effectively upgrade and expand our transaction processing systems or to successfully integrate any newly developed or purchased modules with our existing systems; and


         - we will successfully utilize new technologies or adapt our online sites, proprietary technology and transaction processing systems to customer requirements or emerging industry standards.


                  Our call center computer and communications hardware is provided under a leasing arrangement and is located at the respective centers in Tampa, Florida and San Diego, California. If either call center experiences a disaster that interrupts service, inbound telephone calls can be re-routed to the other center. Substantially all of our current Internet computer and communications hardware is provided by Exodus and is located at Exodus' New York Internet data center. Our systems and operations are vulnerable:

         - to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events for which we do not have redundant systems or a formal disaster recovery plan and may not carry sufficient business interruption insurance to compensate us for losses that may occur;

         - to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and confirm customer reservations; and

         - to an interruption in electrical power services due to difficulties in meeting the increase in electricity demands.


OUR INTERNET SOFTWARE DEVELOPMENT EFFORTS MAY NOT SUCCEED.


                  We are in the process of working to enhance and expand our business and opportunities through the use of the Internet, in particular our online agent interactive service. We may spend substantial amounts of time and resources developing software that may not ultimately generate additional revenue or serve to enhance efficiency or reduce operating costs. To the extent we allocate time and capital resources to software development efforts that fail to provide benefits to us, our operating results will be adversely affected.

                  We are also exposed to various risks and uncertainties related to our arrangements or agreements with third parties for the co-development or development of the software systems that enable us to provide the online agent interactive service for use in conjunction with our Internet initiatives. Such risks and uncertainties include but are not limited to the following:


         - we may expend significant funds for co-development or development of software that exceed the benefits, if any, ultimately derived from such software or the benefits that could be derived from less expensive software available from other sources;

         - any software co-developed by us or developed for us may be functionally or technologically obsolete by the time co-development or development is completed;

         - the timetables necessary to attain the advantages anticipated from such co-development or development may not be achieved on a timely basis and we may be unable to capitalize on strategic agreements with third parties;

         - others may develop similar online agent interactive software and make such software available to our competitors;

         - our competitors may develop similar online agent interactive software or the software developed by others may have features and benefits beyond the capabilities of the software we co-develop, develop, license or otherwise utilize;

         - our rights with respect to any co-development or development arrangement may become the subject of disputes and may result in our not having any rights in or to such software and result in claims of violations of intellectual property rights which could result in significant prosecution or defense cost and the possibility of damages being assessed against us;

         - key individuals involved in connection with any software co-development arrangement with us could become unable to complete or continue the co-development, which could cause the co-development to end, or result in significant delays and increases in costs to continue or replace such co-development efforts or in maintaining or conducting fundamental daily modifications to our website and existing co-developed software; and

         - to the extent litigation arises with respect to such development efforts, including our existing litigation with respect to the online agent interactive software development and maintenance, there can be no assurance that we will be successful.

                  As a result of the foregoing, we may not be able to offer our online agent interactive services in the future. Our online agent interactive capabilities enable us to earn approximately 13% of our revenue. The inability to offer the online agent interactive service, on a cost-effective basis, or at all, could have a material adverse effect on our business.

INFORMATION DISPLAYED ON OUR WEBSITE MAY SUBJECT US TO LITIGATION AND RELATED COSTS.

                  We may be subject to claims for defamation, libel, copyright or trademark infringement based on theories relating to information published or contained on our website. We could also be subject to claims based upon the content that is accessible from our website through links to or from other websites. Defending against any such claims could be costly and divert resources and the attention of management from the operation of our business.

WE MAY INCUR SIGNIFICANT EXPENSES RELATED TO ONLINE AGENT INTERACTIVE SERVICES IF WE ARE NOT SUCCESSFUL IN OUR EXISTING LITIGATION.


                  In May 2001, we initiated legal action against various parties with respect to the online agent interactive capabilities of our website on www.lowairfare.com. We generate approximately thirteen percent (13%) of our revenue through the use of the Internet and our online agent interactive capabilities. There can be no assurances that we will be successful in such litigation or that during the pendency thereof we will be able to continue to offer online agent interaction as a component of our online business. We have filed an amended complaint in the action and various procedural motions are pending with the court. The parties against which we have filed the legal action may deny us the use to the online agent interactive software. Alternatively such parties could seek to obtain a court order with respect to a denial of our use of the online agent interactive capabilities. We currently rely on our agent interactive capabilities to generate online revenue, however, we recently recommenced offering stand-alone booking (booking on-line without agent assistance) through websites at www.Fly4less.com and www.Vuela.com. If we are unable to utilize the online agent interactive capabilities we would only be able to generate revenue from our stand-alone booking websites. We may incur substantial costs associated with our efforts to continue providing online interactive agent services. The inability to provide the online agent interactive services could have a material adverse effect on our business and operations.



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

OUR BUSINESS IS EXPOSED TO RISKS ASSOCIATED WITH ONLINE COMMERCE SECURITY AND CREDIT CARD FRAUD.

                  Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology. Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data. Furthermore, our servers may also be vulnerable to viruses transmitted via the Internet. While we proactively check for intrusions into our infrastructure, a new and undetected virus could cause a service disruption.

OUR SUCCESS IS SUBSTANTIALLY DEPENDENT UPON CERTAIN KEY PERSONNEL.


                  Our success is substantially dependent upon the continuing services of certain key personnel, particularly Peter M. Sontag, Chief Executive Officer, Robert B. Morgan, Chief Financial Officer, and Michael A. Gaggi, Executive Vice President. While we have employed a number of executives with industry experience, the loss of any significant member of management could have a material adverse effect on our business, financial condition and results of operations.


SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY IMPACT THE MARKET PRICE OF THE COMMON STOCK.

                  We are unable to predict the effect, if any, that future sales of common stock or the potential for such sales may have on the market price of the common stock prevailing from time to time. Future sales of substantial amounts of common stock in the public market, including those obtained from the exercise of warrants or options, could adversely affect the market price of our common stock or impair our ability to raise future capital through an offering of securities.

WE MUST MAINTAIN A CURRENT PROSPECTUS AND REGISTRATION STATEMENT IN ORDER FOR OUR PUBLIC WARRANTS TO BE EXERCISED BY THEIR HOLDERS.


                  We must maintain an effective registration statement on file with the Securities and Exchange Commission before the holder of any of the public warrants may be redeemed or exercised. It is possible that we may be unable to cause a registration statement covering the common stock underlying the warrants to be effective. We anticipate that we, or the selling shareholders, may need to meet state registration requirements for sales of securities in states where an exemption from registration is not otherwise available, and it is possible the warrants could be acquired by persons residing in states where we are unable to qualify the common stock underlying the warrants for sale. The warrants may expire unexercised, which would result in the holders losing all the value of their investment in the warrants. There can be no assurance that we will be able to maintain an effective registration statement covering the issuance of common stock upon redemption or exercise of the warrants. If we are unable to maintain an effective registration for the issuance of common stock upon exercise of the warrants, we may be subject to claims by the warrant holders.


OUR COMMON STOCK PRICE AND WARRANT PRICE MAY BE VOLATILE.

                  The market price for our common stock and warrants are likely to be highly volatile and are likely to experience wide fluctuations in response to factors including the following:

         - actual or anticipated variations in our quarterly operating results;

         - announcements of technological innovations or new services by us or our competitors;

         -        changes in financial estimates by securities analysts;

         - conditions or trends in the Internet or online commerce industries;

         - changes in the economic performance or market valuations of other Internet, online commerce or travel companies;

         - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

         -        additions or departures of key personnel;

         - release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock;

         -        potential litigation;

         -        adverse announcements by our competitors; and

         - the additional sale of common stock by us in a capital raising transaction.


                  The market prices of the securities of Internet-related and online commerce companies have been especially volatile. Broad market and industry factors may adversely affect the market price of our common stock and warrants, regardless of our actual operating performance. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would adversely affect our stock price. Our stock price has fluctuated since our initial public offering from a high of $16.625 to a low of $0.50 as of August, 2001. To the extent our stock price fluctuates and/or remains low, it could impair our ability to raise capital through the offering of additional equity securities.


WE MAY BE UNABLE TO MAINTAIN THE LISTING OF OUR COMMON STOCK ON THE NASDAQ SMALLCAP MARKET AND PENNY STOCK RULES MAY APPLY TO THE SALE OF OUR COMMON STOCK WHICH, IN EACH CASE, WOULD MAKE IT MORE DIFFICULT FOR YOU TO DISPOSE OF YOUR COMMON STOCK.

                  Our common stock is listed on the Nasdaq SmallCap Market. We cannot guarantee that it will always be listed. The Nasdaq SmallCap Market rules for continual listing include minimum stock price and other requirements, which we may not meet in the future, particularly if the price of our common stock declines.

                  If our common stock is delisted from the Nasdaq SmallCap Market, trading in our common stock would be conducted, if at all, on the NASD's OTC Bulletin Board. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock.

                  There are separate rules regulating broker-dealers who trade on behalf of customers in unlisted stocks. These rules require broker-dealers to:

         - sell common stock only to purchasers for which transactions in penny stocks are suitable unless such purchasers are established customers as defined in Rule 15g-9 of the Securities Exchange Act of 1934;

         - sell common stock only to purchasers that have sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of transactions in penny stock; and

         - receive the purchaser's written consent to the transaction prior to sale.

                  The Securities and Exchange Commission has adopted regulations that define "penny stock" to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. Broker-dealers engaging in the sale of penny stocks must comply with the following requirements:

         - delivery to purchasers, prior to the transaction, of a risk disclosure statement prepared by the Securities and Exchange Commission relating to the penny stock market;

         - disclosure to purchasers of the commissions payable to the broker-dealer and its registered representative;

         - disclosure to purchasers of current quotations for the securities; and

         - delivery to customers with monthly statements disclosing recent price information for all penny stock held in the customer's account and information on the limited market in penny stocks.

                  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules because of the lack of ability or incentive of broker-dealers to sell our common stock.

                  Many securities listed on the Nasdaq SmallCap Market would be covered by the definition of penny stock, but transactions in a security listed on the Nasdaq SmallCap Market are exempt from the foregoing requirements if:

         -        the customer is an institutional accredited investor; and

         -        the transaction is not recommended by the broker-dealer.

OUR BOARD OF DIRECTORS HAS THE AUTHORITY TO ISSUE PREFERRED STOCK, WHICH COULD DETER TAKEOVER BIDS EVEN IF THOSE BIDS ARE IN THE STOCKHOLDERS' BEST INTERESTS.

                  We have 1,000,000 shares of authorized and unissued preferred stock, which could be issued to third parties selected by management or used as the basis for a stockholders' rights plan, which could have the effect of deterring potential acquirers. The ability of our Board of Directors to establish the terms and provisions of different series of preferred stock could discourage unsolicited takeover bids from third parties even if those bids are in the stockholders' best interests.

WE ARE RESTRICTED BY CONTRACT FROM PAYING DIVIDENDS AND WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE AND, AS SUCH, ANY RETURN ON INVESTMENT ON OUR COMMON STOCK WILL DEPEND PRIMARILY UPON THE APPRECIATION IN THE PRICE OF OUR COMMON STOCK.

                  Our term note places certain restrictions on the future payment of dividends. Furthermore, we currently intend to retain all future earnings for the operation of our business, and, accordingly, we do not anticipate that any dividends will be declared or paid for the foreseeable future. Therefore, any return earned on an investments in our common stock in the foreseeable future, if any, will most likely depend upon the appreciation in the price of our common stock.

                           FORWARD-LOOKING STATEMENTS


                  Certain statements contained herein and in documents incorporated herein by reference that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The words "expect", "believe", "goal", "plan", "intend", "anticipate", "estimate", "will" and similar expressions and variations thereof if used, are intended to specifically identify forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of 800 Travel Systems, our Directors or our Officers about 800 Travel Systems and the industry in which we operate, and assumptions made by management, and include among other items:

         - our expectation of obtaining future waivers and/or an amendment to our term note agreement;

         -        our ability to achieve the cost reductions we expect;


         - our strategies regarding growth, including our intention to further develop and improve our Internet capabilities and diversify revenues utilizing our call center operation and travel industry expertise;

         -        our financing plans;

         - trends affecting our financial condition or results of operations;

         - our ability to continue to control costs and to meet our liquidity and other financing needs;

         - our ability to respond to changes in customer demand, including as a result of increased competition and the increase of Internet activity.


                  Although we believe our expectations are based on reasonable assumptions, we can give no assurance that the anticipated results will occur.

                  Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors which include, among others:

         - our inability to meet the financial and other covenants and terms in our term note agreement;

         - our inability to obtain waivers and/or an amendment to our term note agreement;


         - general economic conditions, particularly those affecting fuel and other travel costs and their effect on the volume of consumer air travel;


         - our inablitiy to obtain any cost reductions or cost reductions sufficient to stop incurring operating losses;

         -        our inability to obtain additional capital;

         -        our ability to maintain our listing on the NASDAQ Small Cap
                  Market;


         - conditions in the capital markets, including the interest rate environment and the availability of capital, which could affect our internal growth and possibilities for strategic alliances in the travel and telemarketing areas;

         - changes in the competitive marketplace that could affect our revenue and/or cost bases, such as increased competition from traditional and Internet based travel agencies, consolidators and the airlines themselves, changes in the commissions paid by airlines, and increased labor, marketing, computer software/hardware and telecommunications costs;


         - the availability and capabilities of the Sabre electronic travel reservation system and ancillary software;


         -        the success of our Internet initiatives;


         -        reductions in or the elimination of commissions paid to us;


         - the retention of our reservation agents and improved productivity of our reservation agents as they gain experience and utilize technological improvements;

         - our rights to the use of software and other intellectual property and the potential for others to challenge and otherwise adversely affect or impair such rights; and


         - other factors including those identified in our filings with the Securities and Exchange Commission.

                                 USE OF PROCEEDS

         To the extent any of the publicly-traded warrants are exercised, we would receive $6.25 per share for each share issued. We will issue common stock to a warrant holder upon payment to us by such holder of the warrant exercise price. To date, there have only been 60,200 shares issued to warrant holders upon the exercise of their warrants resulting in proceeds to us for $376,250. We have not received any indications that the remaining warrant holders wish to exercise their warrants. There can be no assurance that warrant holders will choose to exercise all or any of the warrants in the future. In the event that all of the warrants were to be exercised, the net proceeds to us upon such exercise, estimated at approximately $20,600,000 before deducting expenses of the offering, would be used for working capital to finance our growth, salaries and general corporate purposes.

         We can redeem the warrants for $.05 per warrant on not less than 30 nor more than 60 days written notice if the closing price of our common stock for seven trading days during a 10 consecutive trading day period ending not more than 15 days before the date the notice of redemption is mailed equals or is greater than $10.00 per share, subject to adjustment under certain circumstances and provided there is then a current effective registration statement under the Securities Act of 1933 with respect to the issuance and sale of common stock issuable when the warrants are exercised.


         We intend, when and if the opportunity arises, to acquire other businesses or products in the travel industry which are compatible with our business or expertise, for the purpose of expanding our business and product base. If such a business opportunity arises, we may use a portion of our working capital for that purpose. We have no definitive agreements with respect to any such acquisition at the present time, and it is uncertain as to when or if any acquisition will be made.


         Before we spend the net proceeds from the exercise of the warrants, we will invest such proceeds in short- term interest bearing securities or money market funds.

         At such time that the selling security holders exercise their warrants and sell any common stock issuable upon exercise of the warrants, the selling security holders will receive all of the proceeds from such sales of common stock. However, we will receive the warrant exercise price from those selling security holders upon the exercise of the warrants. Accordingly, we will not receive any of the proceeds from the sale of common stock by the selling security holders. The selling security holders will sell the common stock acquired upon exercise of their warrants at the prevailing market price at the time of sale.

                            SELLING SECURITY HOLDERS

         The selling security holders may from time to time offer and sell any or all of the common stock so owned by them upon exercise of their warrants upon payment to us of the warrant exercise price. See "Plan of Distribution." The selling security holders will sell the common stock acquired upon exercise of their warrants at the prevailing market price at the time of sale. Upon the closing of our initial public offering on January 21, 1998 and January 23, 1998, we issued certain warrants to our underwriters, First London Securities Corporation in connection with their underwriting agreement with us as follows:

         - 87,750 common stock warrants entitling the holder to buy one share of our common stock at $8.25 per share during the four-year period beginning December 31, 1998 for each warrant held; and

         - 175,500 warrant warrants entitling the holder to buy for $0.15625 during the four-year period beginning December 31, 1998 one warrant to buy one share of our common stock at $7.8125 per share.

         First London Securities Corporation subsequently transferred 35,100 common stock warrants and 70,200 warrant warrants to Jesse Shelmire IV, one of its former principals.

         We have agreed with First London Securities Corporation to cancel the common stock warrants and the warrant warrants previously issued to them and grant new warrants to them as partial consideration for settlement of the lawsuit filed by them against us on March 24, 2000, in the 134th District Court of Dallas County, Texas in a matter styled First London Securities Corporation
v. 800 Travel Systems, Inc. a/k/a I Fly (Case No. 00-02222). First London Securities Corporation maintains in the suit that it was unable to exercise its rights under a particular underwriting agreement and a particular representative's warrant agreement. Their petition seeks to recover allegedly unrealized profits of no less than $377,343.75 and as much as $1,716,085.90, plus interest, attorney's fees and court costs. On March 14, 2001, First London Securities Corporation and the company entered into an initial settlement agreement under which First London Securities Corporation and the company also executed a new warrant agreement. These two documents provided for our payment of $60,000 in monetary consideration which was paid in March 2001 and our issuance of new warrant certificates exercisable for 257,950 shares of our common stock at $1.5626 per share, as well as the cancellation of 157,950 warrant certificates previously issued under the underwriting agreement and the representative's warrant agreement referenced above. In the event that the registration statement related to the shares underlying the new warrants is not declared effective by the Securities and Exchange Commission by a certain date, which is subject to adjustment, we will then be obligated under the initial settlement agreement to issue additional new warrant certificates. In the event that a registration statement related to the shares underlying the new warrants is still not filed and subsequently declared effective by the Securities and Exchange Commission by a later certain date, First London Securities Corporation may elect to retain the new warrant certificates and additional new warrant certificates, or to surrender all of those new certificates back to us and to proceed to trial on the underlying claims asserted in the pending litigation. In that event, management of the company intends a vigorous defense of these claims. If the registration is completed by that later date, or if First London Securities Corporation nonetheless elects to retain the new warrant certificates and additional new warrant certificates, the litigation will be dismissed with prejudice.


         The following table sets forth certain information with respect to the beneficial ownership of the warrants by the selling security holders as of September 7, 2001, as reported to us by the selling security holders, the number of shares of common stock being offered by the selling security holders in this prospectus and the amount and percentage of the common stock to be owned beneficially by the selling security holders following this offering. Because the selling security holders may offer all or some portion of the common stock after they exercise their warrants, no estimate can be given as to the actual amount of the common stock that will be held by the selling security holders upon termination of any such sales.


         The selling security holders do not have, or within the past three years have not had, any relationship with the company or any of its predecessors of affiliates, other than as set forth herein.

                                                                Warrants Beneficially Owned
                                                                   Prior to the Offering                        Number of
                                                            ------------------------------------                Shares of
                                                                                                              Common Stock
Selling Security Holders                                     Number                Percent(1)(2)               Offered(2)
------------------------                                    -------                -------------              ------------
First London Securities Corporation                         257,950                     3.3%                     257,950
Jesse Shelmire IV                                           105,300                     1.3%                     105,300
                                                            -------                     ---                      -------

     Total                                                  363,250                     4.6%                     363,250
                                                            =======                     ===                      =======

----------------

(1)      Based upon 7,895,536 shares of common stock outstanding as of August
         31, 2001.

(2) Assumes that all of the warrants held by the selling security holders are exercised and delivered to us.

                              PLAN OF DISTRIBUTION

         The common stock offered hereby may be sold from time to time directly by us to warrant holders that exercise their warrants and deliver such warrants to us. The common stock offered hereby to the warrant holder may be sold from time to time in one or more transactions at $6.25 per share pursuant to the terms of the warrants.


         The selling security holders may sell shares of common stock from time to time by means of this prospectus after exercise of their warrants and delivery of same to us with the warrant exercise price. We will not receive any proceeds from the sale of common stock by the selling security holders, however, we will receive the warrant exercise price from these selling security holders upon the exercise of the warrants. We have agreed to register the resale of 363,250 shares of our common stock that the selling security holders may obtain after exercise of their warrants and delivery of same to us (105,300 at $8.25 per share and 257,950 at $1.5626 per share).


         The selling security holders may offer the shares of common stock from time to time after exercise of their warrants in one or more types of transactions in the open market, which may include block transactions, on the Nasdaq National market, in privately negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares or in a combination of these methods, at market prices that prevail at the time of sale or at privately-negotiated prices. The selling security holders may sell these shares through one or more brokers or dealers or directly to purchasers. These broker-dealers may receive compensation in the form of commissions, discounts or concessions from the selling security holders and/or purchasers of the shares for whom those broker-dealers may act as agent, or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may exceed customary commissions. The selling security holders and any broker-dealers who act in connection with the sale of the shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling security holders and any other person participating in the distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which may restrict the timing of purchases and sales of the shares by the selling security holders and any other person participating in the distribution of the shares. Furthermore, Regulation M may restrict the ability of any person participating in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the commencement of the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market making activities with respect to the shares.

         From time to time, the selling security holders may pledge, hypothecate or grant a security interest in some or all of the shares of our common stock they own. In the event of a foreclosure or event of default in connection with those pledges, the shares may be transferred to the persons to whom the shares were pledged. If such a transfer occurs, the transferees will be deemed to have the rights of the selling security holders under this plan of distribution. At the same time, the selling security holders will beneficially own fewer shares. The plan of distribution for the selling security holders' shares will otherwise remain unchanged.

         We have agreed to pay all of the costs, expenses and fees incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We have agreed to indemnify each selling security holder against certain liabilities, including certain liabilities under the Securities Act of 1933. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         In the event that we file a registration statement under the Securities Act of 1933 of an underwritten offering of our common stock, we may restrict the ability of the selling security holders to effect a public sale of the shares of common stock being offered by means of this prospectus during the ten business days before, and the 45-day period beginning on the effective date of the registration statement, so long as the selling security holders are given an opportunity to participate in the underwritten offering.

         The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such rule.

      LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS AND INDEMNIFICATION

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

         Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. This statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our Amended and Restated Certificate of Incorporation includes a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of fiduciary duty. Our Amended and Restated Certificate of Incorporation also provides that we shall indemnify any person who is or was a director or officer of the company to the full extent permitted by Delaware law and may indemnify other persons if authorized by the Board of Directors to the full extent permitted by Delaware law. We maintain director and officer liability insurance.

         The foregoing provisions are intended to afford directors additional protection, and limit their potential liability, from suits alleging a breach of the duty of care by a director. We believe these provisions will assist us in maintaining and securing the services of directors who are not employees of the company. As a result of the inclusion of such provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against the challenged conduct.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


                                  LEGAL MATTERS

         Certain legal matters in connection with the sale of the shares of common stock offered in this prospectus will be passed upon by Shumaker, Loop & Kendrick, LLP, Tampa Florida.

                                     EXPERTS

         The consolidated financial statements of 800 Travel Systems, Inc. at December 31, 1999 and 2000 and for each of the two years in the period ended December 31, 2000, appearing in the company's Form 10-KSB dated March 29, 2001, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference.

         Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

================================================================================

WE HAVE NOT AUTHORIZED ANY DEALER, SALES REPRESENTATIVE OR OTHER PERSON TO TELL YOU ANYTHING ABOUT US THAT IS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF ANYBODY PRETENDS TO GIVE YOU ANY OTHER INFORMATION ABOUT US, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE DESCRIBED IN IT. IT ALSO DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY TO ANY PERSON IN ANY PLACE WHERE SUCH OFFER OR SOLICITATION WOULD BE ILLEGAL. YOU SHOULD BE AWARE THAT EVEN IF A COPY OF THIS PROSPECTUS IS DELIVERED TO YOU OR YOU BUY SECURITIES THAT IT OFFERS, YOU CAN'T BE SURE THAT ALL OF THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE, EXCEPT TO THE EXTENT OF INFORMATION CONTAINED IN LATER REPORTS FILED BY US THAT ARE INCORPORATED IN THIS PROSPECTUS BY REFERENCE.


                       ----------------------------------


                                TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
                  Where You Can Find More Information................2
                  Incorporation of Certain Documents by Reference....2
                  Prospectus Summary.................................4
                  Risk Factors.......................................5
                  Forward Looking Statements........................19
                  Use of Proceeds...................................21
                  Selling Security Holders..........................22
                  Plan of Distribution..............................24
                  Legal Matters.....................................25
                  Experts...........................................25







                            800 TRAVEL SYSTEMS, INC.



                                  Common Stock



                                 --------------

                                   PROSPECTUS

                                 --------------




                                __________, 2001



================================================================================

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         We estimate that expenses payable by us in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:


Securities and Exchange Commission registration fee (1).....................        $ 14,225
NASD filing fee(2)..........................................................           5,200
NASDAQ listing fee(2).......................................................          10,000
Printing expenses...........................................................               0
Accounting fees and expenses................................................           5,000
Legal fees and expenses.....................................................          30,000
Miscellaneous...............................................................               0
                                                                                    --------
         Total..............................................................        $ 64,425
                                                                                    ========


---------------
(1) We previously paid $14,000, pursuant to Rule 429, in connection with the Registration Statement on Form SB-2, File No. 333-28237, filed by us on January 16, 1998, and $150, pursuant to Rule 429, in connection with the Registration Statement on Form SB-2, File No. 333-45488, filed by us on September 8, 2000.
(2) Previously paid, pursuant to Rule 429, by us in connection with the Registration Statement on Form SB-2, File No. 333-28237, filed by us on January 16, 1998.

         All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the NASDAQ listing fee are estimated. We intend to pay all expenses of registration.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

         Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. This statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our Amended and Restated Certificate of Incorporation includes a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of fiduciary duty. Our Amended and Restated Certificate of Incorporation also provides that we shall indemnify any person who is or was a director or officer of the company to the full extent permitted by Delaware law and may indemnify other persons if authorized by the Board of Directors to the full extent permitted by Delaware law. We maintain director and officer liability insurance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

         (A)      EXHIBITS:


EXHIBIT NUMBER       EXHIBIT DESCRIPTION
--------------       -------------------
1.1                  Form of Underwriting Agreement(1)
1.2                  Agreement Among Underwriters(1)
1.3                  Selected Dealer Agreement(1)
1.4                  Representatives' Warrant Agreement(1)
4.1                  Specimen Common Stock certificate(1)
4.2                  Specimen Warrant Certificate and Form of Warrant Agreement(1)
4.3                  Specimen Warrant Certificate and Form of Warrant Agreement for First London Securities Corporation(2)
4.4                  Term Note Agreement dated January 22, 2001 between 800 Travel Systems and Sabre, Inc.(3)
4.6                  Waiver letter dated August 10, 2001 regarding Term Note Agreement between Sabre, Inc. and 800 Travel
                     Systems, Inc.(5)
5.1                  Opinion of Shumaker, Loop & Kendrick, LLP as to the Common Stock being registered(2)
10.26                Term Note Agreement dated January 22, 2001 between 800 Travel Systems and Sabre, Inc.(3)
23.1                 Consent of Grant Thornton LLP, independent certified accountants
23.2                 Consent of Shumaker, Loop & Kendrick, LLP(included in their opinion filed as Exhibit 5.1)
99.1                 Initial Settlement Agreement dated March 13, 2001 between 800 Travel Systems and First London Securities
                     Corporation(4)


(1) Incorporated by reference to our Registration Statement on Form SB-2 No. 333-28237.
(2) Incorporated by reference to our Registration Statement on Form S-3 No. 333-59216 filed on April 19, 2001.
(3)      Incorporated by reference to our Report on Form 10-KSB filed March 29,
         2001.
(4)      Incorporated by reference to our Report on Form 10-QSB filed May 15,
         2001.

(5)      Incorporated by reference to our Report on Form 10-QSB filed August 14,
         2001.


         All other schedules are omitted because the required information is not present or is not present in amounts sufficient to require submission of the schedule or because the information required is included in the financial statements or notes thereto or the schedule is not required or inapplicable under the related instructions.

ITEM 17.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.






         (d) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  EXHIBIT INDEX


EXHIBIT NUMBER       EXHIBIT DESCRIPTION
--------------       -------------------
1.1                  Form of Underwriting Agreement (1)
1.2                  Agreement Among Underwriters (1)
1.3                  Selected Dealer Agreement (1)
1.4                  Representatives' Warrant Agreement (1)
4.1                  Specimen Common Stock certificate (1)
4.2                  Specimen Warrant Certificate and Form of Warrant Agreement (1)
4.3                  Specimen Warrant Certificate and Form of Warrant Agreement for First London Securities Corporation (2)
4.4                  Term Note Agreement dated January 22, 2001 between 800 Travel Systems and Sabre, Inc. (3)
4.6                  Waiver letter dated August 10, 2001 regarding Term Note Agreement between Sabre, Inc. and 800 Travel
                     Systems, Inc. (5)
5.1                  Opinion of Shumaker, Loop & Kendrick, LLP as to the Common Stock being registered (2)
10.26                Term Note Agreement dated January 22, 2001 between 800 Travel Systems and Sabre, Inc. (3)
23.1                 Consent of Grant Thornton LLP, independent certified accountants
23.2                 Consent of Shumaker, Loop & Kendrick, LLP (included in their opinion filed as Exhibit 5.1)


99.1                 Initial Settlement Agreement dated March 13, 2001 between 800 Travel Systems and First London Securities
                     Corporation (4)

(1) Incorporated by reference to our Registration Statement on Form SB-2 No. 333-28237.
(2) Incorporated by reference to our Registration Statement on Form S-3 No. 333-59216 filed on April 19, 2001.
(3)      Incorporated by reference to our Report on Form 10-KSB filed March 29,
         2001.
(4)      Incorporated by reference to our Report on Form 10-QSB filed May 15,
         2001.

(5)      Incorporated by reference to our Report on Form 10-QSB filed August 14,
         2001.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida on September 14, 2001.



                                  800 TRAVEL SYSTEMS, INC.



                                  By:/s/ PETER M. SONTAG
                                  ---------------------------------------------
                                  Peter M. Sontag, Chief Executive Officer



                                  By:/s/ ROBERT B. MORGAN
                                     ------------------------------------------
                                     Robert B. Morgan, Chief Financial Officer
                                     (Principal Financial Officer and Principal
                                     Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                             TITLE                                           DATE
             ---------                             -----                                           ----
/s/ Peter M. Sontag                   Chief Executive Officer, Director and               September 14, 2001
---------------------------           Chairman of the Board
Peter M. Sontag


/s/ Robert B. Morgan                  Chief Financial Officer and Director                September 14, 2001
---------------------------
Robert B. Morgan


              *                       Director                                            September 14, 2001
---------------------------
Michael Gaggi


              *                       Director                                            September 14, 2001
---------------------------
Vincent E. Vitti


              *                       Director                                            September 14, 2001
---------------------------
Antoine Toffa


*By: /s/ Peter M. Sontag              as attorneys in fact pursuant to the                September 14, 2001
---------------------------           power of attorney included in the
Peter M. Sontag                       Registration Statement as originally
                                      filed on April 19, 2001


*By: /s/ Robert B. Morgan             as attorneys in fact pursuant to the                September 14, 2001
---------------------------           power of attorney included in the
Robert B. Morgan                      Registration Statement as originally
                                      filed on April 19, 2001